Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cleantech Solutions International, Inc. on Form S-8 (File No. 333-215364) and Form S-3 (File No. 333-188142) of our report dated April 17, 2017 with respect to our audits of the consolidated financial statements of Cleantech Solutions International, Inc. as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, which report is included in this Annual Report on Form 10-K of Cleantech Solutions International, Inc.

/s/ RBSM LLP

New York, NY

April 17, 2017